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Following is the final transcript of the analyst/investor conference call held by King Pharmaceuticals, Inc. at 10:00 a.m. Eastern Daylight Time on August 22, 2008:
King Pharmaceuticals (KG)
Announcement of Acquisition of Alpharma, Inc.
August 22, 2008
10:00 a.m. EST
Operator:
Welcome to this morning’s conference call. This call is King Pharmaceuticals proposal to acquire Alpharma, Inc.
Hosting the call today from King is James Green, Executive Vice President of Corporate Affairs.
(Caller instructions.)
It’s my pleasure to turn the floor over to James Green. You may begin.
James Green — King Pharmaceuticals — EVP Corporate Affairs:
Thank you for joining us. Joining me this morning are Brian Markison, Chairman, President and Chief Executive Officer of King. Joe Squicciarino, Chief Financial Officer of King. And Jim Elrod, General Counsel of King.
I would like to remind everyone that during the course of this conference call we may discuss forward-looking statements as defined in Section 21-E of the Securities Exchange Act and that actual results might differ materially from those projected by such statements.
Additional information concerning factors that may cause actual results to differ materially from those in any such forward-looking statements is contained in King’s most recent annual report on Form 10-K for the year ended December 31, 2007. Quarterly reports on Form 10-Q and other documents filed by King with the SEC which are available for free on our website at www.kingpharm.com and through the website maintained by the SEC at www.sec.gov.
Earlier this morning we announced our proposal to acquire all of the outstanding shares of Alpharma Incorporated for $33 per share in cash.
A copy of the press release we issued can be found on our website at www.kingpharm.com. I’d like to note that today’s call is copyrighted material of King Pharmaceuticals and no portion of this call may be rebroadcast, published, or otherwise disseminated without the company’s prior express written consent.
With that, I’ll now turn the call over to Brian Markison, King’s Chairman, President and Chief Executive Officer, who will discuss this morning’s announcement in further detail.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Thank you, Jim. Good morning, everyone. And thank you for joining us today. Approximately one year ago we redefined our strategic focus with an emphasis on specialty-driven markets, particularly in neuroscience, hospital and acute care.
In an effort to accelerate the expansion of our neuroscience business and create a stronger platform for growth, we have been evaluating a potential acquisition of Alpharma Incorporated.

After careful consideration and extensive discussion with our board of directors, we have determined that pursuing a combination with Alpharma would be in the best interests of both companies and their shareholders, affording both King and Alpharma the opportunity to achieve significant benefits.
Accordingly, we have offered $33 per share, all cash, for all of the outstanding shares of Alpharma, representing a significant 37% premium to Alpharma’s closing stock price yesterday, August 21st, 2008.
We believe this is a fair and compelling offer. And our proposal is strategically and financially prudent, with the potential to drive accelerated growth well into the future.
Furthermore, we expect to achieve annual synergies of 50 to $70 million in the second year following the close of the transaction, principally from G&A, R&D, and savings to be achieved by avoiding the expense of hiring additional sales representatives for the anticipated launch of Remoxy® in 2009.
I’d like to take a minute to further describe the strategic and financial rationale for a King/Alpharma combination. Such a combination would deliver compelling benefits such as greater scale and commercialization capabilities, enabling the combined company to maximize the potential of its marketed and pipeline products.
These enhanced capabilities are critical to the successful launch of new products such as Remoxy®, Embeda and Acurox. Another key benefit of the proposed combination is that it would provide greater diversification to our business. Much like our Meridian franchise, which manufactures EpiPen, the addition of Alpharma’s Animal Health Division, would provide us with an additional source of steady cash flow to fuel strategic initiatives.
We firmly believe that, once integrated, the company will achieve cost synergies and enhanced revenues. Accordingly, we anticipate that this transaction will be accretive to GAAP EPS in the second year.
As touched on earlier, the addition of Alpharma would significantly expand our portfolio and provide multiple additional sources of revenue. We would have increased critical mass and diversification to better address the ever-changing landscape, especially mounting competitive pressure, challenges associated with drug development, and erosion in the sustainability of intellectual property.
As you look at the breadth of the combined portfolio, it’s important to take into account the wide array of marketed and pipeline products to treat pain. According to the American Pain Foundation, over 75 million Americans suffer from some form of pain, more than the number of people with diabetes, heart disease and cancer combined.
Of these 75 million Americans, 50 million live with chronic pain and 25 million suffer from acute pain each year due to injuries or surgery. This large unmet medical need, coupled with the growing abuse and misuse of opioid products, has resulted in demand for enhanced research and development that will lead to the introduction of new and advanced pharmaceutical products to treat these conditions and address these serious societal issues.

A combined King and Alpharma would be better positioned to meet this demand, having the products, resources and technologies required to accelerate the delivery of innovative solutions for effective pain management. The combined R&D pipeline would present multiple late-stage opportunities to potentially treat the pain associated with a wide spectrum of conditions ranging from sprains and strains to severe cancer pain.
This promising pipeline is led by Remoxy®, an abuse-resistant formulation of long-acting oxycodone. The NDA for Remoxy® was recently accepted by the FDA and granted priority review.
Similarly, the NDA for Alpharma’s Embeda, an abuse-deterrent formulation of long-acting morphine, was submitted to the FDA in late June. Acurox, a short-acting oxycodone formulation designed to resist and deter common methods of misuse and abuse, has successfully completed Phase III clinical trials. And we fully expect the NDA for this product to be submitted before the end of this year.
Finally, Alpharma’s ketoprofen in Transfersome gel, the topical NSAID product, entered Phase III in the second quarter of this year.
In addition to these late-stage products, there are also several other pain medicines in early to mid-stage development. Of particular note is T-62, which is scheduled to begin Phase II later this year for the treatment of neuropathic pain. Additionally, the combined company’s platform technologies provide multiple opportunities to develop other follow-on products.
In closing, we see a compelling strategic and financial rationale for bringing together King and Alpharma to create a leading specialty pharmaceutical company. Our proposal would provide Alpharma shareholders with a significant and immediate premium for their shares. With greater commercialization capabilities and expanded portfolio of pain management products and an even stronger pipeline, this transaction would create a platform for enhanced growth and value creation for King’s shareholders and all of our key stakeholders.
We are confident that this combination will enable King Pharmaceuticals to better address the changing healthcare industry while continuing to provide meaningful cost-effective medicines that improve the quality of life for patients.
By moving expeditiously, we would expect that this transaction could be completed by the end of this year. We hope to discuss our proposal with Alpharma shortly. We are committed to consummating this transaction.
That concludes my prepared remarks. Operator, we would now be happy to open the call up for a few questions.
Operator:
Thank you, sir.
(Caller instructions)
Our first question comes from James Kelly of Goldman Sachs. Please state your question.
James Kelly — Goldman Sachs:

Good morning. I have two questions, if I may. First of all, could you talk a little bit about any sort of — as you’ve thought a little bit about the FTC-related issues, given even the products and any potential competition, I’m really thinking more about if we start to look downstream inside the portfolios of both companies where there are potentially abuse-resistant oxycodones from both parties and abuse-resistant morphines and other products that might be overlapping or any other FTC concerns, if you would address them.
Also could you talk a little bit about any important assets — I don’t know if you can talk about this at this time — that may not fit the model going forward, any thoughts around those? Thank you.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Thank you for the question. Looking at the portfolios of both companies and the large number of abuse-deterrent or abuse-resistant approaches that are being investigated in the marketplace, in the scheme of this vast market, we don’t see any regulatory issues that will ultimately prevent us from closing this transaction.
I’d just like to remind you that we’re very well advised on this front and very confident that we’ll be able to manage these issues and we have plenty of options. What was your second question, again?
James Kelly — Goldman Sachs:
It has to do with — we see inside the Alpharma portfolio that they are involved in businesses such as animal health. I don’t know if you’re at a position at this point to talk a little bit about it. But is that an area that you’re going to want to focus on and grow into the future?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Well, we look at their animal healthcare business as a steady cash flow provider to the company. And we’ve seen the diversification potential that it brings to the combined entity, and we would hope that we would continue the tradition of having that business provide meaningful cash flows ultimately for future operations and future opportunities.
James Kelly — Goldman Sachs:
Thank you.
Operator:
Thank you. Our next question is from Ian Sanderson of Cohen. Please state your question.
Ian Sanderson — Cohen:
Good morning. Thanks for taking the question. Just a follow-on to James’ question on pipeline overlap.
Notably, you’ve got overlap here between Embeda and Avinza® and oxycodone-NT and Remoxy®. And how have those been considered in terms of your valuation of the combined entity?
And my second question is, in your 50 to $70 million synergy estimate, what are you assuming in terms of kind of a critical mass for sales and marketing infrastructure? It seems to me that on the face of it you could realize savings greater than that.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:

Great question. Let me start with the back half of the question and work my way forward. Clearly, we’re looking at the potential combination here from the sales force perspective as 1 plus 1 equals 3. With the recent great news that we got about Remoxy® receiving priority review, we believe here — and it’s one of the main motivators of this offer — is the combination of the two selling teams can deliver a lot more breadth and competitive spirit to the marketplace which will ultimately mean that we’ll hopefully succeed.
So there’s, I think, a compelling rationale in combining these two companies. And certainly looking at sales force and the ability to deliver not only competitive pressure for Remoxy® and also for their pipeline products as well, it could be a terrific win.
The first part of your question, again, the opioid market is a vast market. If you look at Avinza®, it’s a very small product in the scheme of things. And we are confident that we can close this transaction by the end of this year.
Ian Sanderson — Cohen:
Actually, if I could follow up on that. My question was more less from a regulatory perspective but more in terms of a valuation perspective. Have you — and I guess whatever you could say on this, but would you just wipe out Avinza® in favor of Embeda? And, similarly, how do you deal with Remoxy® and oxycodone-NT?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Well, we feel extremely strongly about Remoxy® and the future potential that it brings to the marketplace. All of these products, again, have a place in the market. It is a vast market. And I believe that the importance of approaches that incorporate abuse-deterrence and abuse-resistance is going to be the wave of the future. But, again, there is a tremendous market out here when you look at total prescriptions, both in the long-acting and short-acting space.
I’d like to also not let us forget Acurox, which we hope to file the NDA by the end of this year in the short-acting space. So really what we’re trying to create is a much broader platform for future growth.
Ian Sanderson — Cohen:
Okay. Thank you.
Operator:
Thank you. Our next question is from Andy Baker. Please state your question.
Andy Baker:
Thank you. Most of my questions have been answered. But would you consider, when you talk about the benefits of the transaction going forward, would you consider sharing those benefits with the Alpharma shareholders in a stock transaction as opposed to just a cash takeout, if the board obviously came to the table and that’s what they decided was in the best interests of their shareholders?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Well, we spent, obviously, a lot of time analyzing this potential transaction, and we feel that we’ve offered a very full and compelling price. It’s an all-cash transaction. So the Alpharma shareholder would get the immediate benefit of certain cash for their shares and the King shareholder would get the benefit of the long-term value creation that we envision for this enterprise. And we’re certainly open minded and hopeful to sit down with Alpharma in the near future.
Andy Baker:
Thank you.
Operator:
Thank you. Our next question is from Greg Gilbert of Merrill Lynch. Please state your question.
Greg Gilbert — Merrill Lynch:
Good morning, guys. Brian, going back a little bit here, what events really catalyzed your offer? And is there any color you can offer, specific color on what Alpharma has offered in terms of their thoughts on your initial approach?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
I think the main impetus for the recent activity on our part here — and don’t forget, as we’ve said many times, that our business development effort is ongoing and continues as part of our strategy. But our strategy all along has been to drive cash from commercial operations and ultimately put that cash to good use.
When you look at Remoxy® receiving priority review from the agency and the potential benefits of adding the Alpharma team to ours to launch Remoxy®, that was clearly the spark that ignited this initiative here. As regards to Alpharma, again, all I can say is we have this offer out there in the public now, obviously, and we’re hopeful that we could sit down with them and discuss what we believe is a fair and compelling offer.
Greg Gilbert — Merrill Lynch:
Did they provide any reasons for why they didn’t like the offer to this point?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Yeah, I really don’t want to speculate or discuss what has gone between the parties. I think hopefully the Alpharma team is taking all of our interest as a sign of great respect in the work that they’ve been able to accomplish and the great things we’ve seen from them, and really this is nothing but a sign of confidence from us that they could add a lot to our company and the two companies combined could be great together.
Greg Gilbert — Merrill Lynch:
And my other question regarding the EPS accretion in year two comment, obviously other than financial performance and your ability to gain those synergies, are there any variables we need to consider in the context of that statement? You mentioned GAAP, so not cash. So that’s important. I’m not sure if acquired R&D or the treatment of that based on when you closed the deal is a relevant variable. Are there any things like that we need to consider as caveats?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Let me ask Joe to chip in here a little bit. Joe.
Joe Squicciarino- King Pharmaceuticals- CFO:
Greg, how are you? Yeah, very good question. As you would expect, we’ve modeled this extensively, and it’s really not appropriate to go into the specifics of accretion at this point in time.

But I can assure you that it will be accretive in year two and on a GAAP basis and obviously on a cash basis as well.
Greg Gilbert — Merrill Lynch:
Any high level thoughts, Joe, on financing ability and what types of financing are considered?
Joe Squicciarino- King Pharmaceuticals- CFO:
You know, as we said in the press release, and Brian said in the prepared remarks, this proposal is not conditioned on financing. At $33 a share, the enterprise value is approximately 1.2 billion. And I’ll remind you that as of June 30th we had 1.1 billion of liquid cash and $450 million invested in auction rate securities. And as you’re aware, the ability to liquidate those auction rate securities has become a lot clearer in the recent weeks. So we’re very comfortable that we can finance this transaction, obviously.
Beyond that, it’s premature to discuss the specifics of the financing structure.
Greg Gilbert — Merrill Lynch:
Okay. Thanks.
Operator:
Thank you. Our next question is from Michael Tong of Wachovia Capital. Please state your question.
Michael Tong — Wachovia Capital:
Thanks. Most of my questions have been answered, but one thought question, if I could, for Brian. As I look at Alpharma’s P&L, seems like their pretax margin is considerably lower than yours. So can you walk us through your thought process about operating margin improvement and how you think about margin dilution.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Yes, great question. One thing that I think you have to consider is that they’re in an investment mode in their pharmaceutical business. The Flector® patch is in the early goings of a product launch, not even in its first full year, and they’re trying to do everything they can to invest behind their pipeline as well.
So I think we think, in the combined entities, obviously there’s the synergy number that we’ve already discussed. But we think we will be able to add our muscle and reach to theirs. We’ll both be, as a combined company, hopefully able to compete better and improve the profile. But, again, they’re in investment mode right now.
Michael Tong — Wachovia Capital:
Thank you.
Operator:
Thank you. Our next question is from Tim Chang of Midwest Research. Please state your question.
Tim Chang — Midwest Research:

Thanks. I know it’s still early in the process, but could you give me your thoughts on your intentions with Alpharma’s animal health business? Would you actually consider keeping that business and continuing to manage it?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Yes. And thank you for the question. The plan is certainly to keep the business. Hopefully let the great people there continue to manage it and run it successfully and have it be a key contributor and diversification part of the company and provide meaningful steady cash flow to fund future growth initiatives.
Tim Chang — Midwest Research:
And just one follow-up. You mentioned Embeda, Alpharma’s abuse-deterrent product. How do you think that complements Remoxy®? Is it your thought that the FDA might have become a little bit more positive or more interested in abuse-deterrence recently? Is there a movement that you guys see with more abuse-deterrent products?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Well, we see a huge unmet medical need, particularly in this country, for abuse-deterrent or abuse-resistant products.
We think, certainly, Remoxy® has a very broad appeal as a long-acting twice-a-day abuse-resistant opioid product. And we think, again, Embeda has an appeal, but it’s also got a different approach to how they’re coming at it. I’d also like to remind you there’s many, many products in development now in what’s becoming a very competitive space. And we’re also competing in a large market with lots of long-acting opioids and generics.
Ultimately, we think it’s fair to say that abuse-deterrent or abuse-resistant approaches are going to be the wave of the future here. But right now, in a vast market, we’re committed to the products we have, most notably Remoxy®. Don’t forget Acurox in the short-acting space. And certainly Embeda should do well. And we’re waiting to hear if the agency is going to accept their NDA and grant them priority review.
Tim Chang — Midwest Research:
Great. Thanks.
Operator:
Thank you. Our next question is from Kevin Kendra of Gabelli Company. Please state your question.
Kevin Kendra — Gabelli Company:
Hi guys. Most of my questions have been answered. I want to circle back around to the FTC and anti-trust issue. This might be being a bit hypothetical. But there’s been thought that if these abuse-deterrent products come to market, there’s the potential that the older products could possibly be removed from the market.
So given that consideration, why wouldn’t there be concerns about anti-trust if you pretty much are going to have this market to yourself, given that most competitors are about two years or more behind you in the abuse-deterrent market?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:

I think the question — can you sharpen that question a bit. Because it was awfully broad.
Kevin Kendra — Gabelli Company:
I mean, why, given that Alpharma and King are clearly one and two in the abuse-deterrent market and competitors are so far behind, why wouldn’t there be an anti-trust issue, especially when there’s the potential that these abuse-deterrent products could potentially take over the entire market? It would only be one player there. Why isn’t that an anti-trust concern?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
I think, first of all, there are competitive agents that are much further along and running neck and neck with Remoxy® and Embeda. And I think the pain conference in Scotland highlighted a few of these approaches.
I think that, again, I’ll just remind you, this is a vast market with a tremendous unmet medical need. And you know if the world believed that these agents were going to take over the marketplace, right now both our companies’ market caps would be totally out of sight. So really no one believes that. I think what we have are very important strategic advances.
We’re trying to bring products to the market that will be safer for patients, that physicians can feel more confident in prescribing. Again, we’ve studied this very carefully. We are very well advised and we’re confident that we can close this transaction and handle all issues. So we really do — I don’t see it quite like you do.
Kevin Kendra — Gabelli Company:
Okay. And the other products that you have under the pain therapeutics collaboration, there would be some overlap, seemingly, with the Alpharma products. Would that affect the level of investment that you would put into these future compounds, either look to accelerate them or possibly delay them? Can you speak to that a bit?
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Yeah, I think it’s a great question. We have not disclosed what our active ingredients are in our pipeline products. And we really don’t know, it’s early goings, as to how far along Alpharma’s pipeline products are.
But when you look at a combination of companies, naturally you would prioritize those projects that have the most value and the most unmet medical need and that you also feel have the greatest likelihood of regulatory and technical success.
So we would go through a process like that, and we would want to go with the best of both and bring them to market. So I think that’s the only thing I can really describe at this time.
Operator:
Thank you. And our next question is from Gary Nachman of Leerink Swann. Please state your question.
Gary Nachman — Leerink Swann:
Hi Brian. What type of due diligence were you able to do on Embeda to get comfortable with the profile of the drug and what data they could potentially get on the label? That’s a big question with these abuse-deterrent opioids. They haven’t released a lot of data yet, at least publicly.

Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Thanks for the question. Certainly we’ve read everything that you have read and what’s publicly available. We’ve also been able to listen to and see what they had to present in Scotland as well. And we’re comfortable that they have a very good approach here.
We’re also comfortable with what they’ve been representing about their approach and how they’re handling it. And don’t forget, you know, we’re near the end of August where we’re hopeful that they’ll gain priority review as well. And if they do, that will be a very, very strong signal.
Gary Nachman — Leerink Swann:
Okay. And at this time are you anticipating that there will be an advisory panel for both of these products? And when do you think that will happen, if it does.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Given that both Remoxy®, which does have priority review, and hopefully Embeda will, one could anticipate by the end of this year you’ll see a day one/day two adventure.
Gary Nachman — Leerink Swann:
Then last question. Conceptually, you really didn’t talk that much about Flector®, but how excited are you with that product and also the ketoprofen gel and expanding more into the nonopioid segment to complement the opioid products.
Brian Markison — King Pharmaceuticals — Chairman, President, CEO:
Great question. We’re excited about the Flector® patch. We think we can add some muscle to their ongoing effort and hopefully drive continued growth for the product. It’s done better than certainly we would have expected early on in the launch phase. And, again, my hat’s off to Dean and his commercial operation for the growth they’ve been able to generate here.
The ketaprofen in Transfersome gel looks like another interesting opportunity. But we’re also watching Endo with their product and we’re mindful of the fact that there’s a lot of competitive pressures coming here. And clear clinical differentiation is going to be very meaningful.
And we are hopeful that their ketaprofen in Transfersome gel will provide that meaningful differentiation. The other thing also that I’d like to add is we can also add managed care strength to the equation where we’ve been very successful over time, particularly with Altace®. While that product is out of our portfolio now, for the most part that experience has stayed and that core competency that we now apply to Avinza® and Skelaxin, we’ll be applying to Remoxy® and Acurox, could be a very nice part of the equation here. So nothing but excitement for those products. And it certainly adds to the breadth and scale of our company.
Operator:
Thank you. We are currently out of time for the question-and-answer period. We are currently out of time for the question-and-answer period.
James Green — King Pharmaceuticals — EVP Corporate Affairs:
Thank you all for joining us today. Have a good day. Good-bye.
Operator:
Thank you. This does conclude today’s conference call. You may disconnect your lines at this time and have a great day.